UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Box Ships Inc.
(Exact name of Issuer as specified in its charter)
Republic of the Marshall Islands	N/A
(State of incorporation or organization)	(IRS Employer Identification No.)
15 Karamanli Avenue, GR 166 73 Voula, Greece
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
9.00% Series C Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-181076 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.               Description of Registrant's Securities to be Registered.

A description of the 9.00% Series C Cumulative Redeemable Perpetual Preferred Shares of Box Ships Inc. (the "Registrant") is set forth under the caption "Description of Series C Preferred Shares" in the prospectus supplement filed by the Registrant on July 26, 2013, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus supplement constitutes a part of the Registrant's Registration Statement on Form F-3 (Registration No. 333-181076), filed with the Securities and Exchange Commission with an effective date of May 10, 2012. Such description is hereby incorporated by reference.

Item 2.               Exhibits.

The following exhibits are filed as part of this Registration Statement:

No.	Exhibit
3.1	Form of Amended and Restated Articles of Incorporation*
3.2	Form of Amended and Restated Bylaws*
3.3	Statement of Designation of the 9.00% Series C Cumulative Redeemable Perpetual Preferred Shares
4.1	Specimen of the 9.00% Series C Cumulative Redeemable Perpetual Preferred Share certificate

*	Filed as exhibits to the Company's registration statement on Form F-1, filed on April 4, 2011 (Registration No. 333-173280) and incorporated by reference herein.

Exhibit 3.3

STATEMENT OF DESIGNATION OF THE RIGHTS, PREFERENCES AND PRIVILEGES

OF

9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

OF

BOX SHIPS INC.

The undersigned, Mr. Michael Bodouroglou and Ms. Maria Stefanou do hereby certify:

1.           That they are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Box Ships Inc., a Marshall Islands corporation (the "Corporation").

2.           That pursuant to the authority conferred by the Corporation's Amended and Restated Articles of Incorporation, the Corporation's Board of Directors (the "Board of Directors") on July 15, 2013 adopted the following resolutions designating and prescribing the relative rights, preferences and limitations of the 9.00% Series C Cumulative Redeemable Perpetual Preferred Shares (the "Series C Preferred Shares"):

RESOLVED, pursuant to the authority vested in the Board of Directors by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors does hereby establish a series of preferred stock of the Corporation, par value $0.01 per share, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.           Designation.  The distinctive serial designation of such series of Preferred Shares is "9.00% Series C Cumulative Redeemable Perpetual Preferred Shares."  Each Series C Preferred Share shall be identical in all respects to every other Series C Preferred Share, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which dividends may begin accruing, to the extent such dates may differ. The Series C Preferred Shares represent perpetual equity interests in the Corporation and shall not give rise to a claim for payment of a principal amount at a particular date.

2.           Shares.

(a)           Number.  The Series C Preferred Shares shall have a par value of $0.01 per share and the number of shares constituting such series shall initially be 2,500,000, which number the Board of Directors may from time to time increase or decrease (but not below the number of Series C Preferred Shares then outstanding).  Series C Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares undesignated as to series.

(b)           Securities Depository.  All or a portion of the Series C Preferred Shares may be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no Holder of the Series C Preferred Shares shall be entitled to receive a share certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and the Corporation shall have not selected a substitute Securities Depository within 60 calendar days thereafter. So long as the Securities Depository shall have been appointed and is serving, payments and communications made by the Corporation to Holders of the Series C Preferred Shares represented by such single certificate registered in the name of the Securities Depository shall be made by making payments to, and communicating with, the Securities Depository.

3.           Dividends.

(a)           Dividends shall be cumulative and shall accrue on outstanding shares of Series C Preferred Share at the applicable Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding shares, from the Dividend Payment Date immediately preceding the Issue Date of such shares) until such time as the Corporation pays the dividend or redeems the shares in full in accordance with Section 6 below. Dividends on Series C Preferred Shares shall accrue whether or not such dividends shall have been declared by the Board of Directors or authorized or paid by the Corporation, and whether or not the Corporation has profits, surplus, or other funds legally available for the payment of dividends. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next Dividend Payment Date for such Dividend Period, and dividends shall accrue on accumulated dividends at the applicable Dividend Rate. If any Dividend Payment Date otherwise would fall on a date that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Any dividend payable on the Series C Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Subject to the prior and superior right of the Holders of any Senior Securities (the issuance of which would require the affirmative vote of the Holders of the Series C Preferred Shares as set forth in Section 5), Holders of shares of Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, preferential cumulative quarterly dividends payable in cash on each Dividend Payment Date, commencing on the first Dividend Payment Date after the first issuance of a Series C Preferred Share, in an amount per share equal to the applicable Dividend Rate.

(b)           Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Corporation shall pay those dividends, if any, on the Series C Preferred Shares that shall have been declared by the Board of Directors to the holders of record of such shares as such Holders' names appear on the stock transfer books of the Corporation maintained by the Registrar and Transfer Agent on the applicable dividend record date. The applicable record date (the "Record Date") for any dividend payment shall be the first Business Day preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Corporation's Amended and Restated Bylaws and this Statement of Designation.

No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series C Preferred Shares and any Parity Securities through the most recent Dividend Payment Date.  In addition, the Corporation shall not declare, pay or set apart for payment any cash dividend on any Junior Securities unless the Corporation is in compliance with the net worth covenant described in Section 9.

Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series C Preferred Shares on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Preferred Shares and any Parity Securities shall have not been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series C Preferred Shares shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series C Preferred Shares shall not be entitled to any dividend in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described in Section 3(a), no interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares. If Series C Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends shall be paid to the Securities Depository in same day funds on each Dividend Payment Date.

If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then (1) effective as of the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Dividend Rate shall increase to a number that is 1.25 times the Dividend Rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem and (2) on each subsequent Dividend Payment Date, the Dividend Rate payable in respect of the succeeding Dividend Period shall increase to a number that is 1.25 times the Dividend Rate as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series C Preferred Shares are no longer outstanding. Notwithstanding the foregoing, in no event shall dividends accrue on the Series C Preferred Shares at a rate greater than 25% per annum. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Dividend Rate payable on the Series C Preferred Shares shall be reduced, effective as of the date such Covenant Default, Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an Officer's Certificate by the Corporation to the Registrar and Transfer Agent stating that such Covenant Default, Cross Default or Dividend Payment Default, as applicable, no longer exists), to such Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

4.           Liquidation Rights

(a)         Liquidation Event.  Upon the occurrence of any Liquidation Event, Holders of Series C Preferred Shares shall be entitled to receive out of the assets of the Corporation or proceeds thereof legally available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Securities then outstanding in respect of distributions upon a Liquidation Event, and concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series C Preferred Shares in an amount equal to the Series C Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (i) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference on such Senior Securities before any distribution shall be made to the Holders of the Series C Preferred Shares and (ii) the Holders of outstanding Series C Preferred Shares shall be entitled to the Series C Liquidation Preference per share in cash before any distribution shall be made to the holders of the Corporation's Common Stock or any other Junior Securities. Holders of Series C Preferred Shares shall not be entitled to any other amounts from the Corporation, in their capacity as Holders of such shares, after they have received the Series C Liquidation Preference. The payment of the Series C Liquidation Preference shall be a payment in redemption of the Series C Preferred Shares such that, from and after payment of the full Series C Liquidation Preference, any such Series C Preferred Share shall thereafter be cancelled and no longer be outstanding.

(c)           Partial Payment. If, in the event of any distribution or payment described in Section 4(a) above where the Corporation's assets available for distribution to Holders of the outstanding Series C Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, the Corporation's assets then remaining shall be distributed among the Series C Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series C Preferred Shares receive a partial payment of their Series C Liquidation Preference, such partial payment shall reduce the Series C Liquidation Preference of their Series C Preferred Shares, but only to the extent of such amount paid.

(d)           Residual Distributions. After payment of the applicable Liquidation Preference to the Holders of the outstanding Series C Preferred Shares and Parity Securities, the Corporation's remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

5.           Voting Rights.

(a)           General.  The Series C Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b)           Right to Elect Two Directors. In the event of a Dividend Payment Default, the Holders of Series C Preferred Shares shall have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at a special meeting of shareholders called by the Board of Directors or, at the Board of Director's election, at the next annual meeting of shareholders, provided that such special or annual meeting must be held within 120 days of the first date of occurrence of such Dividend Payment Default, to elect two members of the Board of Directors (the "Series C Directors").  Series C Directors shall be nominated by the Board of Directors pursuant to the following qualifications: each Series C Director (i) shall be independent pursuant to the rules of the New York Stock Exchange, (ii) shall have no family relationship with any other officer or director of the Corporation, and (iii) shall be determined by the Board of Directors to be financially sophisticated and to have material relevant shipping industry experience.  The Series C Directors shall be elected by affirmative vote of a majority of the votes cast at the meeting by Holders of Series C Preferred Shares.  At any special or annual meeting held to elect a Series C Director, if no nominee for such election as a Series C Director receives the affirmative vote of a majority of the votes cast at the meeting, the Board of Directors will nominate a Series C Director to fill such vacancy at an annual or special meeting to be called within 120 days.  The right of such Holders of Series C Preferred Shares to elect such members of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series C Preferred Shares shall have been paid in full, at which time such right shall terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above in this Section 5(b). Upon any termination of the right of the Holders of the Series C Preferred Shares and holders of any other Parity Securities, if issued, to vote as a class for such directors, the term of office of the directors then in office elected by such holders voting as a class shall terminate immediately. Each director elected by the Holders of the Series C Preferred Shares and the holders of any other Parity Securities, if issued, shall be entitled to one vote on any matter before the Board of Directors.

(c)           Other Voting Rights. Unless the Corporation shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class, the Corporation may not:

1.           Adopt any amendment to the Articles of Incorporation, whether by merger, consolidation or otherwise, that adversely alters the preferences, powers or rights of the Series C Preferred Shares; or

2.           Issue any Parity Securities or Senior Securities.

(d)           Voting Power. For any matter described in this Section 5 in which the Holders of the Series C Preferred Shares are entitled to vote as a class, such Holders shall be entitled to one vote per Series C Preferred Share. Any Series C Preferred Shares held by the Corporation or any of its subsidiaries shall not be entitled to vote and shall not be deemed outstanding for purposes of determining the number of shares of Series C Preferred Shares entitled to vote.

6.           Optional Redemption.

(a)             Optional Redemption.  The Corporation shall have the right at any time on or after July 29, 2016 to redeem the Series C Preferred Shares, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Corporation (the "Optional Redemption Date").

(b)           Special Optional Redemption.  Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control (as defined below), we may, at our option, upon not less than 30 nor more than 60 days' written notice, redeem the Series C Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at the applicable Redemption Price. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the Series C Preferred Shares (whether pursuant to our optional redemption right described above under Section 6(a) or this special optional redemption right), the holders of Series C Preferred Shares will not have the Change of Control Conversion Right (as defined below) with respect to the shares called for redemption.

A "Change of Control" is deemed to occur when, after the original issuance of Series C Preferred Shares, the following have occurred and are continuing:

(i)          the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than a person affiliated with our Chairman and Chief Executive Officer, Mr. Michael Bodouroglou, or members of his family or companies legally or beneficially owned or controlled by such persons, and any "person" or "group" under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. Michael Bodouroglou, members of his family or companies legally or beneficially owned or controlled by such persons), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)          following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of securities listed on a national securities exchange in the United States.

(c)           Optional Redemption Price.  At any time on or after July 29, 2016 and prior to July 29, 2018, the Corporation may redeem, in whole or in part, the Series C Preferred Shares at a redemption price equal to 101% of the $25.00 liquidation preference per share of Series C Preferred Shares and at any time thereafter at the $25.00 liquidation preference per share of Series C Preferred Shares, in each case plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared (the "Redemption Price"). So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depository, the Redemption Price shall be paid by the Paying Agent to the Securities Depository on the Redemption Date.

(d)           Optional Redemption Notice.  The Corporation shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Redemption Date, to the Holders of record (as of the 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Shares to be redeemed as such Holders' names appear on the Corporation's stock transfer books maintained by the Registrar and Transfer Agent and at the address of such Holders shown therein. Such notice (the "Optional Redemption Notice") shall state: (1) the Redemption Date; (2) the number of Series C Preferred Shares to be redeemed and, if less than all outstanding Series C Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Holder; (3) the Redemption Price; (4) the place where the Series C Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Redemption Price therefore; (5) that dividends on the shares to be redeemed shall cease to accumulate from and after such Redemption Date; (6) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (7) if such redemption is being made in connection with a Change of Control, that the holders of the Series C Preferred Shares being so called for redemption will not be able to tender such Series C Preferred Shares for conversion in connection with the Change of Control and that each Series C Preferred Share tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

(e)           Effect of Redemption; Partial Redemption. If the Corporation elects to redeem less than all of the outstanding Series C Preferred Shares, the number of shares to be redeemed shall be determined by the Corporation, and such shares shall be redeemed pro rata or by lot as the Securities Depository or the Corporation, as applicable, shall determine, with adjustments to avoid redemption of fractional shares. The aggregate Redemption Price for any such partial redemption of the outstanding Series C Preferred Shares shall be allocated correspondingly among the redeemed Series C Preferred Shares. The Series C Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Statement of Designation.

(f)           Optional Redemption Funds.  If the Corporation gives or causes to be given an Optional Redemption Notice, the Corporation shall deposit funds sufficient to redeem the Series C Preferred Shares as to which such Optional Redemption Notice shall have been given, no later than 5:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to the Holders of the Series C Preferred Shares to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificate therefor as set forth in the Optional Redemption Notice. If the Optional Redemption Notice shall have been given, from and after the Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Optional Redemption Notice, all dividends on such Series C Preferred Shares to be redeemed shall cease to accumulate and all rights of Holders of such shares as the Corporation's shareholders shall cease, except the right to receive the

Redemption Price, and such shares shall not thereafter be transferred on the Corporation's stock transfer books or be deemed to be outstanding for any purpose whatsoever. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Price of the Series C Preferred Shares to be redeemed), and the Holders of any shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of Series C Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Corporation upon its written request after which repayment the Holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to the Corporation. Notwithstanding any Redemption Notice, there shall be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full Redemption Price of such shares shall have been deposited by the Corporation with the Paying Agent.  Any Redemption Notice may, at the Corporation's discretion, be subject to one or more conditions precedent, including but not limited to, completion of any equity offering, the issuance of indebtedness or other corporate transaction or event.

(g)           Certificate. Any Series C Preferred Shares that are redeemed or otherwise acquired by the Corporation shall be canceled and shall constitute shares of Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series C Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Paying Agent (which shall occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent shall issue to the Holder of such shares a new certificate (or the applicable book-entry account shall be adjusted) to represent the number of Series C Preferred Shares that have not been called for redemption.

(h)           Redemption Priority. In the event that full cumulative dividends on the Series C Preferred Shares and any Parity Securities shall have not been paid or declared and set apart for payment, the Corporation shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all Holders of Series C Preferred Shares. Assuming such redemption occurs prior to the initial Dividend Payment Date, no provision of this Statement of Designation shall prevent the Corporation from using the offering proceeds of the original issuance of its Series C Preferred Shares to redeem all of its issued and outstanding 9.75% Series B-1 Cumulative Redeemable Perpetual Preferred Shares ("Series B-1 Preferred Shares").  The Corporation shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series C Preferred Shares and any Parity Securities through the most recent Dividend Payment Date.

7.           Conversion.  Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)           Upon the occurrence of a Change of Control, each holder of Series C Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the Series C Preferred Shares held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to Series C Preferred Shares that are not called for redemption) to convert some or all of the Series C Preferred Shares held by such holder (the "Change of Control Conversion Right") on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Shares (the "Common Stock Conversion Consideration") equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series C Preferred Shares plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Record Date and prior to the corresponding Dividend Payment Date for the Series C Preferred Shares, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the "Conversion Rate"); and (ii) 25.00, which we refer to as the "Share Cap," subject to adjustments provided in Section 7(b) below.

(b)           The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a "Share Split") with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 62,500,000 shares of Common Stock (or equivalent Alternative Consideration, as applicable) (the "Exchange Cap"). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c)           The "Change of Control Conversion Date" is the date the Series C Preferred Shares are to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series C Preferred Shares.

(d)           The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(e)           In the case of a Change of Control where Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the "Alternative Form Consideration"), a holder of Series C Preferred Shares will receive upon conversion of such Series C Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the "Alternative Conversion Consideration"). The Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the "Conversion Consideration."

(f)           If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)           No fractional shares of Common Stock upon the conversion of the Series C Preferred Shares in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)           Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all Series C Preferred Shares under Section 6, the Corporation will provide to holders of Series C Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series C Preferred Shares in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any Series C Preferred Shares, holders will not be able to convert the Series C Preferred Shares called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Shares; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Shares; (ix) the procedures that the holders of Series C Preferred Shares must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of the Securities Depository), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series C Preferred Shares may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i)           The Corporation shall also issue a press release containing such notice provided for in Section 7(h) for publication on any of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) to the holders of Series C Preferred Shares.

(j)           To exercise the Change of Control Conversion Right, the holders of Series C Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the Series C Preferred Shares to be converted, duly endorsed for transfer (or, in the case of any Series C Preferred Shares held in book-entry form through the Securities Depository to deliver, on or before the close of business on the Change of Control Conversion Date, the Series C Preferred Shares to be converted through the facilities of such Securities Depository), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series C Preferred Shares to be converted; and (iii) that the Series C Preferred Shares is to be converted pursuant to the applicable provisions of the Series C Preferred Shares.

(k)           Holders of Series C Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn Series C Preferred Shares; (ii) if certificated Series C Preferred Shares has been surrendered for conversion, the certificate numbers of the withdrawn Series C Preferred Shares; and (iii) the number of Series C Preferred Shares, if any, which remain subject to the holder's conversion notice.

(l)           Notwithstanding anything to the contrary contained in Sections 7(j) and (k), if any Series C Preferred Shares are held in book-entry form through the Securities Depository, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Securities Depository.

(m)           Series C Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the Series C Preferred Shares pursuant to Section 6, in which case only the Series C Preferred Shares properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted. If the Corporation elects to redeem Series C Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series C Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6.

(n)           The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o)           In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Shares into shares of Common Stock or other property.

(p)           Notwithstanding anything to the contrary herein and except as otherwise required by law, the holders of record of Series C Preferred Shares at the close of business on a Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the Series C Preferred Shares to be converted.

8.           Rank.  The Series C Preferred Shares shall be deemed to rank:

(a)           senior to all classes of Common Stock, the Corporation's Series A Participating Preferred Stock and to any other class or series of capital stock established after the Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series C Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Corporation's Common Stock as "Junior Securities"); and

(b)           on parity with the Corporation's 9.75% Series B Cumulative Redeemable Perpetual Preferred Shares ("Series B Preferred Shares") and the Series B-1 Preferred Shares, and any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series C Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as "Parity Securities"); and

(c)           junior to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and to each class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Shares as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as "Senior Securities").

The Corporation may issue Junior Securities from time to time in one or more series without the vote or consent of the Holders of the Series C Preferred Shares. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each series of securities. The ability of the Corporation to issue Parity Securities and Senior Securities is limited as described under Section 5.

9.           Net Worth Covenant. The Corporation shall not permit its Net Worth to Preferred Stock Ratio to be less than 1.50. Compliance with the foregoing covenant shall be measured on the last day of each of the Corporation's fiscal quarters, commencing September 30, 2013. Within 60 days after the end of each fiscal quarter, the Corporation shall deliver to the Registrar and Transfer Agent an Officer's Certificate confirming compliance with the covenant described in this Section 9. Each such Officer's Certificate shall be made available to the holders of the Series C Preferred Shares upon written request to the Registrar and Transfer Agent. The Corporation shall mail, within five Business Days of the delivery of the Officer's Certificate mentioned in the preceding sentence, to all holders of the Series C Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenant described in this Section 9.

10.           Definitions.  As used herein, terms not otherwise defined in this Statement of Designation shall have the following meanings:

"Affiliate" means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, "control" (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Articles of Incorporation" means the Corporation's Amended and Restated Articles of Incorporation, as they may be further amended and/or restated from time to time.

"BCA" means the Business Corporations Act of the Republic of the Marshall Islands.

"Board of Directors" means the board of directors of the Corporation or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

"Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

"Bylaws" means the Amended and Restated Bylaws of the Corporation, as they may be further amended and/or restated from time to time.

"Cash and Cash Equivalents" means, as of any given Measurement Date, the Corporation's cash and cash equivalents as determined in accordance with U.S. GAAP, including any amounts characterized as restricted cash in any of the Corporation's credit facilities or loan agreements.

"Change of Control" has the meaning set forth in Section 6(b) of this Statement of Designation.

"Common Stock" means the Corporation's common stock, par value $0.01 per share.

"Covenant Default" means the failure of the Corporation to comply with Section 9 if such failure continues unremedied for 120 days and commencing after the end of such 120-day period.

"Credit Facility" shall mean, with respect to the Corporation or any of its wholly owned subsidiaries, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

"Cross Default" means the receipt by the Corporation or any of its wholly owned subsidiaries of a written notice by its or their lender that an event of default under any Credit Facility, as defined below, that the Corporation or such subsidiary has not cured within 30 calendar days of receipt of notice of an event of default, if such event of default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under any Credit Facility prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (as such Credit Facility may be amended) and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default, aggregates $25 million or more.

"Dividend Payment Date" means each January 1, April 1, July 1 and October 1, commencing on October 1, 2013; provided, however, that if any Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be on the immediately succeeding Business Day.

"Dividend Payment Default" means the Corporation being in arrears in the payment of six quarterly dividends, whether consecutive or not, on Series C Preferred Shares.

"Dividend Period" means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the day next preceding the next Dividend Payment Date.

"Dividend Rate" means a rate equal to 9.00% per annum of the Series C Liquidation Preference per share and, from time to time, after the Original Issue Date, such rate per annum as shall be increased upon any Covenant Default or Dividend Payment Default, as set forth in Section 3(b) of this Statement of Designation.

"Failure to Redeem" means the Corporation's failure to redeem all the Series C Preferred Shares on or prior to July 29, 2020 whether or not the Board of Directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which the Corporation is subject.

"Holder" means the Person in whose name the Series C Preferred Shares are registered on the Corporation's records.

"Intangible Assets" means, in respect of the Corporation as of any given Measurement Date, the intangible assets of the Corporation of the types, if any, presented in the Corporation's consolidated balance sheet as of such date.

"Issue Date" shall mean the date on which the Series C Preferred Shares are issued to the Holder of the Series C Preferred Shares, other than the Original Issue Date.

"Junior Securities" has the meaning set forth in Section 7(a) of this Statement of Designation.

 "Liquidation Event" means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Corporation nor the consolidation or merger of the Corporation with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

"Liquidation Preference" means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Statement of Designation and with respect to any holder of any class or series of capital stock of the Corporation, the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends thereon to the date fixed for such payment, whether or not declared (if the terms of the applicable class or series of capital stock of the Corporation so provide). For avoidance of doubt, for the foregoing purposes the Series C Liquidation Preference is the Liquidation Preference with respect to the Series C Preferred Shares.

"Measurement Date" means the last date of any fiscal quarter for which the Corporation is required to calculate its Net Worth to Preferred Stock Ratio.

"Net Worth" means, as of any given Measurement Date, the result of, without duplication:

(a)           Total Assets, less

(b)           Intangible Assets, less

(c)           Total Borrowings (without giving effect to any fair value adjustments pursuant to the Financial Accounting Standards Board Accounting Standards Codification 820 or any successor accounting standard thereto).

"Net Worth to Preferred Stock Ratio" means, as of any given Measurement Date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Shares Amount as of such date.

"Non-Recourse Liabilities" means, in respect of the Corporation as of any given Measurement Date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings and of the types, if any, presented in the Corporation's consolidated balance sheet as of such date.

"Officer's Certificate" means a certificate signed by the Corporation's Chief Executive Officer or Chief Financial Officer or another duly authorized officer of the Corporation.

"Optional Redemption Notice" has the meaning set forth in Section 6(d) of this Statement of Designation.

"Original Issue Date" shall mean the first date on which a Series C Preferred Share is issued to any Holder.

"Parity Securities" has the meaning set forth in Section 8(b) of this Statement of Designation.

"Paying Agent" means Computershare Inc., acting in its capacity as paying agent for the Series C Preferred Shares, and its respective successors and assigns, or any other payment agent appointed by the Corporation.

"Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

"Preferred Shares" means any of the Corporation's preferred stock, par value $0.01 per share, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation's affairs, over shares of the Corporation's Common Stock, including, without limitation, the Series A Participating Preferred Stock, the Series B Preferred Shares, the Series B-1 Preferred Shares and the Series C Preferred Shares.

"Preferred Shares Amount" means, in respect of any series of Preferred Shares other than Junior Securities, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Shares as of the relevant Measurement Date and (y) the aggregate amount of any accumulated and unpaid dividends in respect of the outstanding shares of such Preferred Shares as of the relevant Measurement Date.

"Record Date" has the meaning set forth in Section 3(b) of this Statement of Designation.

"Redemption Date" has the meaning set forth in Section 6 of this Statement of Designation.

"Redemption Price" has the meaning set forth in Section 6(c) of this Statement of Designation.

"Registrar" means Computershare Inc., acting in its capacity as registrar for the Series C Preferred Shares, and its respective successors and assigns or any other registrar appointed by the Corporation.

"Securities Depository" means The Depository Trust Company, and its successors or assigns or any other securities depository selected by the Corporation.

"Senior Securities" has the meaning set forth in Section 8(c) of this Statement of Designation.

"Series C Liquidation Preference" means a liquidation preference for each Series C Preferred Share initially equal to US$25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends (whether or not such dividends shall have been declared) and (d) decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Statement of Designation which does not result in payment in full of the liquidation preference of such Series C Preferred Share.

"Statement of Designation" means this Statement of Designation relating to the Series C Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designation.

"Total Assets" means, in respect of the Corporation on a consolidated basis as of any given Measurement Date, the aggregate of the following, without duplication:

(a)           all of the assets of the Corporation of the types presented on its consolidated balance sheet as of such date; less

(b)           Cash and Cash Equivalents; less

(c)           Non-Recourse Liabilities; and less

(d)           indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

"Total Borrowings" means, in respect of the Corporation on a consolidated basis as of any given Measurement Date, the aggregate of the following, without duplication:

(a)           the outstanding principal amount of any moneys borrowed; plus

(b)           the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)           the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)           the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e)           the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f)           the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g)           any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h)           the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Corporation to the extent that such guaranteed indebtedness is determined and given a value in respect of the Corporation on a consolidated basis in accordance with U.S. GAAP; less

(i)           Cash and Cash Equivalents; less

(j)           Non-Recourse Liabilities.

Notwithstanding the foregoing, "Total Borrowings" shall not include any of the following:

(a)           indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(b)           indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that the Corporation is required to record on its books under U.S. GAAP even though the Corporation is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

"Transfer Agent" means Computershare Inc., acting in its capacity as transfer agent for the Series C Preferred Shares, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

"U.S. GAAP" means generally accepted accounting principles in the United States of America.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words "include," "includes," or "including" are used, they are deemed followed by the words "without limitation;" all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

10.           No Sinking Fund.  The Series C Preferred Shares shall not have the benefit of any sinking fund.

11.           Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any Series C Preferred Share as the true, lawful and absolute owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

12.           Notices.  All notices or communications in respect of the Series C Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

13.           Amendment.  At any time when any Series C Preferred Shares are outstanding, the Statement of Designation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Shares so as to affect them adversely without the affirmative vote of the Holders of a majority or more of the outstanding Series C Preferred Shares, voting separately as a class.

14.           Fractional Shares.  Series C Preferred Shares may not be issued in fractions of a share.

15.           No Other Rights.  The Series C Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, each of the undersigned, being duly authorized thereto, does hereby affirm that this Statement of Designation is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his or her hand this July 25, 2013.

/s/ Michael Bodouroglou
Name: Michael Bodouroglou
Title: Chief Executive Officer

/s/ Maria Stefanou
Name: Maria Stefanou
Title: Secretary

[Signature Page to Statement of Designation]

Exhibit 4.1

016570| 003590|127C|RESTRICTED||4|057-423

9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PAR VALUE $0.01

Certificate Number

ZQ 000000

9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

THIS CERTIFICATE IS TRANSFERABLE IN CANTON, MA, JERSEY CITY, NJ AND COLLEGE STATION, TX

Shares

000000****
000000**
****000000****
*****000000***
******000000**

BOX SHIPS INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF MARSHALL ISLANDS

THIS CERTIFIES THAT

MR. SAMPLE & MRS. SAMPLE &
MR. SAMPLE & MRS. SAMPLE

CUSIP Y09675 14 4

SEE REVERSE FOR CERTAIN DEFINITIONS

is the owner of

**ZERO HUNDRED THOUSAND
ZERO HUNDRED AND ZERO**

FULLY-PAID AND NON-ASSESSABLE SHARES OF THE 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, LIQUIDATION PREFERENCE $25.00 PER SHARE OF

Box Ships Inc. (hereinafter called the "Company"), transferable on the books of the Company in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby, are issued and shall be held subject to all of the provisions of the Articles of Incorporation, as amended and restated, and the Bylaws, as amended and restated, of the Company (copies of which are on file with the Company and with the Transfer Agent), to all of which each holder, by acceptance hereof, assents. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

DATED <<Month Day, Year>>

COUNTERSIGNED AND REGISTERED:
COMPUTERSHARE TRUST COMPANY, N.A.
TRANSFER AGENT AND REGISTRAR,

President

Box Ships Inc. SEAL Marshall Islands 2011

Secretary

By ____________________
AUTHORIZED SIGNATURE

1234567

PO BOX 43004, Providence, RI 02940-3004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4

CUSIP	XXXXXX XX X		
Holder ID	XXXXXXXXXX		
Insurance Value	1,000,000.00		
Number of Shares	123456		
DTC	12345678 123456789012345		
Certificate Numbers	Num/No.	Denom.	Total
1234567890/1234567890	1	1	1
1234567890/1234567890	2	2	2
1234567890/1234567890	3	3	3
1234567890/1234567890	4	4	4
1234567890/1234567890	5	5	5
1234567890/1234567890	6	6	6
Total Transaction			7

BOX SHIPS INC.

THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A STOCKHOLDERS RIGHTS AGREEMENT BETWEEN BOX SHIPS INC. AND COMPUTERSHARE TRUST COMPANY N.A., AS THE RIGHTS AGENT, DATED AS OF APRIL 18, 2011, (THE "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF BOX SHIPS INC. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. BOX SHIPS INC. WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT WITHOUT CHARGE AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common	UNIF GIFT MIN ACT	- ______ Custodian ______ (Cust) (Minor) under Uniform Gifts to Minors Act ______ (State)
TEN ENT	- as tenants by the entireties		
JT TEN	- as joint tenants with right of survivorship and not as tenants in common	UNIF TRF MIN ACT	- ______ Custodian (until age ______) (Cust) ______ under Uniform Transfers to Minors Act ______ (Minor) (State)

Additional abbreviations may also be used though not in the above list.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS, A SUMMARY OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OF THE COMPANY AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND RIGHTS, AND THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS DETERMINED FOR EACH SERIES, WHICH ARE FIXED BY THE ARTICLES OF INCORPORATION OF THE COMPANY, AS AMENDED, AND THE RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES. SUCH REQUEST MAY BE MADE TO THE OFFICE OF THE SECRETARY OF THE COMPANY OR TO THE TRANSFER AGENT. THE BOARD OF DIRECTORS MAY REQUIRE THE OWNER OF A LOST OR DESTROYED STOCK CERTIFICATE, OR HIS LEGAL REPRESENTATIVES, TO GIVE THE COMPANY A BOND TO INDEMNIFY IT AND ITS TRANSFER AGENTS AND REGISTRARS AGAINST ANY CLAIM THAT MAY BE MADE AGAINST THEM ON ACCOUNT OF THE ALLEGED LOSS OR DESTRUCTION OF ANY SUCH CERTIFICATE.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received, ______________________ hereby sell, assign and transfer unto [ ]

____

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

____

____

____ Shares

of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

____ Attorney

to transfer the said stock on the books of the within-named Company with full power of substitution in the premises.

Dated: ______________________ 20____

Signature: ______________________

Signature: ______________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

Signature(s) Guaranteed: Medallion Guarantee Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15.

The IRS requires that we report the cost basis of certain shares acquired after January 1, 2011. If your shares were covered by the legislation and you have sold or transferred the shares and requested a specific cost basis calculation method, we have processed as requested. If you did not specify a cost basis calculation method, we have defaulted to the first in, first out (FIFO) method. Please visit our website or consult your tax advisor if you need additional information about cost basis.

If you do not keep in contact with us or do not have any activity in your account for the time periods specified by state law, your property could become subject to state unclaimed property laws and transferred to the appropriate state.

SECURITY INSTRUCTIONS

THIS IS WATERMARKED PAPER. DO NOT ACCEPT WITHOUT NOTING WATERMARK. HOLD TO LIGHT TO VERIFY WATERMARK.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 26, 2013	BOX SHIPS INC.
	By:	/s/ Michael Bodouroglou
	Name:	Michael Bodouroglou
	Title:	Chief Executive Officer